Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 29, 2016 with respect to the consolidated financial statements of MediGain LLC and subsidiaries included in the Current Report on Form 8-K filed on December 1, 2016, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and the use of our name as it appears under the caption “Experts.”

/s/ Montgomery Coscia Greilich LLP

Plano, Texas

June 30, 2017